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                                                                      EXHBIT 5.1

            [LETTERHEAD OF COOLEY GODWARD CASTRO HUDDLESON & TATUM]

September 11, 1996


DataWorks Corporation
5910 Pacific Center Boulevard, Suite 300
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DataWorks Corporation (the "Company") of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 1,800,000 shares of the Company's Common Stock, no par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Articles of Incorporation and By- laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By:  /s/ Frederick T. Muto
    ----------------------------------
     Frederick T. Muto